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                                                                      EXHIBIT 10

                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------

The Board of Directors
Horace Mann Life Insurance Company

We consent to the use of our audit reports on the financial statements of Horace Mann Life Insurance Company as of December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995, incorporated herein by reference and to the reference to our firm under the heading "Financial Statements" in the Registration Statement and Prospectus for Horace Mann Life Insurance Company Separate Account.

Our report dated February 16, 1996, contains an explanatory paragraph which states that the financial statements are presented in conformity with accounting practices prescribed or permitted by the Insurance Department of the State of Illinois. These practices differ in some respects from generally accepted accounting principles. The financial statements do not include any adjustments that might result from the differences.

                                         /S/ KPMG PEAT MARWICK LLP

Chicago, Illinois
February 28, 1997